Exhibit 4.16

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 31, 2005 among RPP Capital Corporation, a Delaware corporation (“RPP Capital”), Resolution Specialty Materials LLC, a Delaware limited liability company (“RSM LLC”), Resolutions’ JV LLC, a Delaware limited liability company (“RSM JV”), Lawter International Inc., a Delaware corporation (“Lawter”), Resolution Specialty Materials Capital Corp., a Delaware corporation (“RSM Capital”), Borden Chemical International, Inc., a Delaware corporation (“Borden International”), Bakelite North America Holding Company, a Delaware corporation (“Bakelite Holding”), Bakelite Epoxy Polymers Corporation, a Delaware corporation (“Bakelite Epoxy”), Oilfield Technology Group, Inc., a Delaware corporation (“Oilfield Group”) and Borden Services Company, a Delaware corporation (“Borden Services” and, together with RPP Capital, RSM LLC, RSM JV, Lawter, RSM Capital, Borden International, Bakelite Holding, Bakelite Epoxy and Oilfield Group, the “Additional Subsidiary Guarantors”), Hexion Specialty Chemicals, Inc. (formerly known as Borden Chemical, Inc., or its permitted successor), a New Jersey corporation (“Holdings”), Borden U.S. Finance Corp., a Delaware corporation and Borden Nova Scotia Finance, ULC, a Nova Scotia unlimited liability company (the “Issuers”), and Wilmington Trust Company, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, Holdings and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 12, 2004, providing for the issuance of Floating Rate Notes and Fixed Rate Notes (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Indenture provide that under certain circumstances Holdings will cause the Additional Subsidiary Guarantors to execute and deliver to the Trustee a guaranty agreement pursuant to which each Additional Subsidiary Guarantor will Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Indenture; and

WHEREAS, pursuant to Section 9.01(iv) of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Additional Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. Each of the Additional Subsidiary Guarantors hereby agree, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture (including Article 11).

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Notices. For purposes of the Indenture, the address for notice to each Additional Subsidiary Guarantor shall be the address for the Issuers and Guarantor set forth in Section 13.02 of the Indenture.

SECTION 5. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by Borden U.S., Borden Nova Scotia and the Additional Subsidiary Guarantors. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 7. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS

BORDEN U.S. FINANCE CORP.

BORDEN NOVA SCOTIA FINANCE, ULC

by	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Vice President

HOLDINGS

HEXION SPECIALTY CHEMICALS, INC.

by	/s/ William Carter
	Name:	William Carter
	Title:	Vice President

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ADDITIONAL SUBSIDIARY GUARANTORS

RPP CAPITAL CORPORATION

RESOLUTION SPECIALTY MATERIALS LLC

RESOLUTIONS’ JV LLC

LAWTER INTERNATIONAL INC.

RESOLUTION SPECIALTY MATERIALS CAPITAL CORP.

BORDEN CHEMICAL INTERNATIONAL, INC.

BAKELITE NORTH AMERICA HOLDING COMPANY

BAKELITE EPOXY POLYMERS CORPORATION

OILFIELD TECHNOLOGY GROUP, INC.

BORDEN SERVICES COMPANY

by	/s/ George F. Knight
	Name:	George F. Knight
	Title:	Vice President

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

TRUSTEE

WILMINGTON TRUST COMPANY, as trustee

by	/s/ Mary St. Amand
	Name:	Mary St. Amand
	Title:	Assistant Vice President

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